Exhibit 10.4

September 9, 2009

Jeff Weiner

Dear Jeff,

On behalf of LinkedIn Corporation (“LinkedIn” or the “Company”), the Company’s Board of Directors (the “Board”) is pleased to offer you the following terms of employment as Chief Executive Officer of the Company, effective June 24, 2009. This offer letter replaces in its entirety the offer letter dated December 17, 2008 (the “Prior Offer Letter”), pursuant to which you were offered, and accepted, the position of Interim President. The initial terms of your new position with the Company are as set forth below.

1.        Position.

You will be the Chief Executive Officer of the Company. Your place of employment will be the Company’s office in Mountain View, California. Your responsibilities in this position will include managing the day to day operations of LinkedIn and you will report to the Board. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and that you will not, directly or indirectly, engage or participate in any personal, business, charitable or other enterprise that is competitive in any manner with the business of the Company, whether or not such activity is for compensation.

2.        Compensation.

Your base salary will continue to be at the rate of $250,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly on the Company’s regularly scheduled pay dates. Additionally you are eligible to earn bonus compensation of up to 60% of your base salary for your performance for Calendar Year 2009 as part of the Executive Bonus Compensation Plan (the “Bonus Plan”), the details of which are attached as Addendum A.

In addition, you will continue to be eligible for the following standard Company benefits: health, dental, and vision coverage for employees, as well as subsidized coverage for family members; Short and Long Term Disability and Life Insurance coverage; and you will be able to participate in the company 401 (k) plan. Additionally, you will continue to receive the equivalent of 18 days of personal time off (PTO) per year that accrues semi-monthly commencing from your first date of employment with the Company (the “Original Start Date”). PTO will stop accruing when an employee reaches 252 hours of PTO. Details about these benefits are provided in the Summary Plan Descriptions, available for your review. The Company may modify your compensation and benefits from time to time as it deems necessary, with or without advance notice.

3.        Stock Grant.

As stated in the Prior Offer Letter, you were entitled to be granted options to purchase up to 3,844,512 shares of the Company Common Stock (“Options”) under the Company’s 2003 Stock Incentive Plan (the “Plan”), which Options were granted to you on February 24, 2009. This promotion does not entitle you to any additional option grants, although the Board may, in its absolute discretion, choose to grant to you additional options in the future. The Options are subject to the terms of the Plan, and will vest on a monthly basis over four years from the Original Start Date in forty-eight equal installments. In the event your employment is terminated prior to an IPO or a Change in Control, you will also have eighteen months from your last day of employment to exercise these options. You also previously early exercised a portion of your option grant pursuant to an Option Exercise and Repurchase Agreement between you and the Company, effective May 29, 2009 (the “Option Exercise Agreement”). The terms of such agreement, and the accompanying promissory notes, remain in full force and effect and are not modified in any way by this Offer Letter.

4.        Confidential Information and Non-Solicitation Agreement.

Like all Company employees, you will continue to be required, as a condition of your employment, to abide by Company rules and policies. You have previously signed the Company’s Employee Confidential Information and Non-Solicitation Agreement, which, among other things, prohibits unauthorized use or disclosure of the Company’s proprietary and confidential information and the unauthorized disclosure or use of any third party proprietary and confidential information. That agreement shall continue in full force and effect. You further agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In addition, as a condition of employment, you agree that you will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

Throughout the duration of your employment, you agree to disclose to the Company in writing, any continuing outside working relationships with other customers or entities with whom you are working or will work (whether or not for compensation), as well as any potential conflicts of interest, sources of income or other business endeavors (including any entity in which you own more than 5% of the outstanding equity securities or have voting control of more than 5%).

5.        At-Will Employment.

Your employment with the Company will continue to be “at-will.” This means that either you or the Company may terminate your employment relationship at any time, with or without notice, and with or without cause. By originally accepting employment with the Company pursuant to the Prior Offer Letter you agreed, and by accepting the role of CEO you confirm you understand and agree, that this at-will relationship cannot be changed or retracted, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Chair of the Board.

6.        Change of Control.

The Company recognizes that upon a Change of Control, it is appropriate to provide you with accelerated vesting if your employment is involuntarily terminated without cause or you are constructively terminated following such a Change of Control.

Accordingly, if within twelve (12) months following any Change of Control, your employment is involuntarily terminated without Cause, or you are Constructively Terminated following such Change in Control, then upon such termination you will be entitled to immediate vesting of 100% of the number of shares subject to all Options granted to you which remain unvested as of the date of your termination or Constructive Termination. If Options are not being assumed by the successor entity in connection with a Change of Control (where “assumed” means translated into some form of compensation), then all Options granted to you will become fully exercisable immediately prior to the consummation of the Change of Control. You will not be entitled to any salary continuation or severance payments.

If you are terminated with Cause or voluntarily resign your employment following any Change in Control, but are not Constructively Terminated, you will not be entitled to any accelerated vesting of Options or severance payments.

For purposes of this offer letter, “Cause”, “Change of Control” and “Constructive Termination” shall have the meaning set forth on Exhibit A. Your right to such acceleration is conditioned upon your signing the Company’s then current standard form of release releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever.

7.        Severance Without Change of Control.

If you are terminated without Cause or you resign your employment due to a Constructive Termination, so long as such termination is not within twelve (12) months following a Change of Control, then you shall be entitled to receive, as severance, (a) six (6) month’s base salary continuation, (b) six (6) months reimbursement of payments for continuing health coverage, pursuant to COBRA, assuming you elect COBRA continuation, and (c) continued vesting of your shares for a period of three (3) months following such employment termination. Your right to such salary continuation, COBRA reimbursement, and continued vesting is conditioned upon your signing the Company’s then current standard form of release releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever. For clarity purposes, you shall not be entitled to any bonus after any such termination, nor shall you be entitled to any acceleration of vesting of your stock options

8.        Additional Information.

You have previously received in connection with the Prior Offer Letter information regarding your terms and conditions of employment and the Company’s policies and procedures. These materials are merely meant to provide additional information relating to your job and do not change the at-will nature of your employment, which can only be changed by a writing signed by both you and an authorized officer of the Company.

This letter, the Employee Confidential Information and Non-Solicitation Agreement and the Option Exercise Agreement you previously signed contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This letter may not be amended or modified except by an express written agreement signed by you and the Chairman of the Board.

Upon acceptance of this letter, please sign and return to me.

Sincerely,

/s/ Erika Rottenberg

Erika Rottenberg

V.P., General Counsel and Secretary

Agreed and accepted as of:

9/12/09	/s/ Jeffrey Weiner
Date	Signature

EXHIBIT A

“Cause” shall mean: (i) you engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) you violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iii) you materially breaching the terms of any confidentiality agreement or invention assignment agreement between you and the Company; or (iv) you being convicted of, or entering a plea of nolo contendere, to a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

“Change of Control” shall mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

“Constructive Termination” shall mean (i) without your written consent, a reduction in your base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the Chief Executive Officer and the Chief Executive Officer’s direct reports) generally and which results in a percentage reduction of your salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team; or (ii) without your written consent, a relocation of your principal place of work to a location more than 35 miles away from your workplace prior to the relocation; or (iii) without your written consent the significant reduction of your duties or responsibilities when compared to your duties or responsibilities in effect immediately prior to such change; it is understood, however, that if, following a Change of Control pursuant to which the Company becomes part of a larger entity but remains a separate business entity, you continue to be the general manager of such business entity (or a successor entity) and you retain responsibility for managing the day to day operations of such business entity (even if the Company is a part of such larger entity and/or you no longer report to or interact with the Board of Directors of either the Company or the acquiring entity or if you no longer retain the title of Chief Executive Officer) such arrangements shall not be considered a Constructive Termination under the foregoing clause (iii).

LINKEDIN CORPORATION

AMENDMENT TO OFFER LETTER OF JEFF WEINER

This amendment (the “Amendment”) is made by and between Jeff Weiner (“Employee”) and LinkedIn Corporation (the “Company,” and together with Employee, the “Parties”) on the dates set forth below.

WHEREAS, the Parties entered into an offer letter dated August 22, 2009 (the “Offer Letter”);

WHEREAS, the Company and Employee desire to amend certain provisions of the Offer Letter to come into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and official guidance promulgated thereunder (together, “Section 409A”).

NOW, THEREFORE, for good and valuable consideration, Employee and the Company agree that the Offer Letter is hereby amended as follows.

1.        Release of Claims.   Section 7 of the Offer Letter is hereby amended and restated to provide in its entirety the following:

  “7.        Severance Without Change of Control.

If you are terminated without Cause or you resign your employment due to a Constructive Termination, so long as such termination is not within twelve (12) months following a Change of Control, then you shall be entitled to receive, as severance, (a) six (6) month’s base salary continuation, (b) six (6) months reimbursement of payments for continuing health coverage, pursuant to COBRA, assuming you elect COBRA continuation, and (c) continued vesting of your shares for a period of three (3) months following such employment termination. Your right to such salary continuation, COBRA reimbursement, and continued vesting is conditioned upon your signing the Company’s then current standard form of release releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever (the “Release”). The Release must become effective and irrevocable no later than sixty (60) days following your termination of employment with the Company. No severance payments and benefits under this Section 7 will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of your termination of employment with the Company and the date the Release becomes effective and irrevocable will be paid on the 60th day following the date of your termination of employment with the Company.

For clarity purposes, you shall not be entitled to any bonus after any such termination, nor shall you be entitled to any acceleration of vesting of your stock options.”

2.         Section 409A.   The Offer Letter is hereby amended to add a new Section 8 as follows and the existing Section 8 is renumbered as Section 9:

“8.        Section 409A.

Notwithstanding anything to the contrary in this offer letter, no severance payments or benefits payable to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits payable to you, if any, pursuant to this offer letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. Any severance payments or benefits under this offer letter that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the following paragraph. Except as required by the following paragraph, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this offer letter.

Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The provisions under this offer letter are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under this offer letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.”

3.        Full Force and Effect.   To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

4.        Entire Agreement.   This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

5.        Counterparts.   This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

6.        Governing Law.   This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, on the dates set forth below.

	LINKEDIN CORPORATION	EMPLOYEE

	/s/ Erika Rottenberg	/s/ Jeffrey Weiner

By:	Erika Rottenberg

Date:	1/12/2011	Date:	1/21/2011